EXHIBIT 11.0



                            WEST ESSEX BANCORP, INC.
                       STATEMENT REGARDING COMPUTATION OF
                     EARNINGS PER SHARE FOR THE YEARS ENDED
                     December 31, 2001 and December 31, 2000
                (Dollars in Thousands, Except Per Share Amounts)



                                                         For the Calendar Year
                                                   -----------------------------
                                                      2001             2000
                                                   -------------    ------------

Basic:
     Net income...................................    $3,073,393      $3,280,328
     Net income applicable to common stock........    $3,073,393      $3,280,328
     Average common shares
         outstanding - basic......................     4,768,681       4,808,870
     Basic earnings per share.....................        $ 0.64    $       0.68

Diluted:
     Net income...................................    $3,073,393      $3,280,328
                                                      ----------    ------------
     Average common shares outstanding - basic....     4,768,681       4,808,870
     Effect of dilutive securities................        90,886          18,860
                                                      ----------    ------------
     Average common shares outstanding - diluted..     4,859,567       4,827,730
                                                      ----------    ------------
Diluted earnings per share........................    $     0.63    $       0.68
                                                      ==========    ============